Exhibit 99.1

FOR IMMEDIATE RELEASE	Contact:
Timothy A. Bonang
Manager of Investor Relations
(617) 796-8149
www.hrpreit.com

HRPT Properties Trust
Announces Financial Results for the Quarter Ended
March 31, 2005

Newton, MA (May 5, 2005): HRPT Properties Trust (NYSE: HRP) today announced financial results for the quarter ended March 31, 2005.

Results for the quarter ended March 31, 2005:

Net income available for common shareholders was $20.7 million for the quarter ended March 31, 2005, compared to $37.9 million for the same quarter last year.  Net income available for common shareholders per share (EPS) for the quarters ended March 31, 2005 and 2004 was $0.12 and $0.22, respectively.

Funds from operations (FFO) available for common shareholders for the quarter ended March 31, 2005, were $56.7 million, or $0.32 per share.  This compares to FFO available for common shareholders for the quarter ended March 31, 2004, of $49.6 million, or $0.29 per share.

The weighted average number of common shares outstanding totaled 179,816,525 and 172,724,474, for the quarters ended March 31, 2005 and 2004, respectively.

Occupancy and Leasing Results:

As of March 31, 2005, 93.7% of HRP’s total square feet was leased, compared to 93.0% leased as of December 31, 2004.

HRP signed new leases for 677,000 square feet and lease renewals for 829,000 square feet during the quarter ended March 31, 2005, for weighted average rental rates that were 11% below prior rents.

Average lease terms for leases signed during the first quarter of 2005 were 6.2 years.  Commitments for tenant improvement and leasing commission (TI/LC) costs for leases signed during the quarter ended March 31, 2005 totaled $18.09 per square foot on a weighted average basis.

Investing Activities:

During February 2005 HRP completed diligence and committed to the acquisition of 8.2 million square feet of industrial lands in Oahu, HI from the Estate of James Campbell and affiliates, for $115.5 million, plus closing costs.  The closing of this acquisition is expected to occur between June and December 2005.

Financing Activities:

During January 2005 HRP amended its previously existing $560 million unsecured revolving credit facility.  HRP increased the available borrowing amount to $750 million and extended the maturity date to April 2009, with a borrower’s option to extend the maturity by one additional year.  The annual interest payable for drawn amounts under the facility was reduced from LIBOR plus 0.80% to LIBOR plus 0.65%.  Various other changes were made in the facility, and, in certain circumstances, the amount of unsecured borrowings available under this facility may be increased to $1.5 billion.

During February 2005 HRP repaid its $100 million 6.7% senior notes due in February 2005.  HRP funded this payment by drawing on its revolving credit facility.

During March 2005 HRP issued 22.5 million common shares in a public offering raising net proceeds of $259.0 million.

Conference Call:

On Thursday, May 5, 2005, at 1:00 p.m. Eastern Time, Adam Portnoy, executive vice president, and John Popeo, chief financial officer, will host a conference call to discuss the results for the quarter ended March 31, 2005.

The conference call telephone number is (800) 289-0493.  Participants calling from outside the United States and Canada should dial (913) 981-5510.  No pass code is necessary to access the call from either number.  Participants should dial in about 15 minutes prior to the scheduled start of the call.  A replay of the conference call will be available through May 11, 2005.  To hear the replay, dial (719) 457-0820. The replay pass code is 3559444.

A live audio webcast of the conference call will also be available in a listen-only mode on HRP’s web site.  Participants wanting to access the webcast should visit the company’s web site about five minutes before the call.  The archived webcast will be available for replay on HRP’s web site for about one week after the call.

Supplemental Data:

A copy of HRP’s First Quarter 2005 Supplemental Operating and Financial Data is available for download at HRP’s web site.

HRPT Properties Trust is a real estate investment trust, or REIT, which primarily owns office buildings located throughout the United States.  As of March 31, 2005, HRP owned 375 properties with 44.2 million square feet, including almost 10 million square feet of leased commercial and industrial lands in Oahu, HI.  HRP is headquartered in Newton, Massachusetts.

HRPT Properties Trust
Statements of Income and Funds from Operations
(in thousands, except per share data)

	Quarter Ended March 31,
	2005	2004

Rental income	$167,319	$136,458

Expenses:
Operating expenses	63,455	51,016
Depreciation and amortization	32,721	25,043
General and administrative	6,875	5,698
Total expenses	103,051	81,757

Operating income	64,268	54,701

Interest income	180	120
Interest expense (including amortization of note discounts and premiums and deferred financing fees of $665 and $1,435, respectively)	(35,607)	(26,225)
Loss on early extinguishment of debt	—	(2,866)
Equity in earnings of equity investments	3,394	3,800
Gain on sale of shares of equity investments (1)	—	14,805
Gain on issuance of shares by equity investees (1)	—	5,040
Net income	32,235	49,375
Preferred distributions	(11,500)	(11,500)
Net income available for common shareholders	$20,735	$37,875

Calculation of Funds from Operations, or FFO: (2)
Net income	$32,235	$49,375
Plus: depreciation and amortization	32,721	25,043
Loss on early extinguishment of debt:
Add: amount included in total expenses	—	2,866
Less: portion settled in cash	—	—
Less: gain on sale of shares of equity investments	—	(14,805)
Less: gain on issuance of shares by equity investees	—	(5,040)
Less: equity in earnings of equity investments	(3,394)	(3,800)
Plus: FFO from equity investments	6,681	7,424
FFO	68,243	61,063
Less: preferred distributions	(11,500)	(11,500)
FFO available for common shareholders	$56,743	$49,563

Weighted average common shares outstanding	179,817	172,724

Per common share:
Net income available for common shareholders	$0.12	$0.22
FFO available for common shareholders	0.32	0.29
Common distributions paid	0.21	0.20

HRPT Properties Trust
Statements of Income and Funds from Operations
(in thousands, except per share data)

(1)          We account for our common share investments in Senior Housing Properties Trust, or Senior Housing, and Hospitality Properties Trust, or Hospitality Properties, using the equity method of accounting.  During the quarter ended March 31, 2004, we sold 3,148 of our Senior Housing common shares and recognized a gain of $14,805.  In addition, we recognized gains of $5,040 during the quarter ended March 31, 2004, as a result of share issuances by Senior Housing and Hospitality Properties at prices above our per share carrying value.

(2)          We compute FFO as shown in the calculation above.  Our calculation of FFO differs from the NAREIT definition because we exclude loss on early extinguishment of debt not settled in cash.  We consider FFO to be an appropriate measure of performance for a REIT, along with net income and cash flow from operating, investing and financing activities.  We believe that FFO provides useful information to investors because by excluding the effects of certain historical costs, such as depreciation expense and gains or losses on sales of properties, FFO can facilitate a comparison of current operating performance among REITs.  FFO does not represent cash generated by operating activities in accordance with GAAP and should not be considered an alternative to net income or cash flow from operating activities as a measure of financial performance or liquidity.  FFO is one important factor considered by our Board of Trustees in determining the amount of distributions to shareholders.  Other important factors include, but are not limited to, requirements to maintain our status as a REIT, limitations in our revolving bank credit facility and public debt covenants, the availability of debt and equity capital to us and our expectation of future performance.

HRPT Properties Trust
Consolidated Balance Sheets
(dollars in thousands, except per share data)

	March 31,	December 31,
	2005	2004
		(audited)
ASSETS
Real estate properties, at cost:
Land	$928,111	$928,106
Buildings and improvements	3,774,135	3,756,963
	4,702,246	4,685,069
Accumulated depreciation	(481,597)	(454,411)
	4,220,649	4,230,658
Acquired real estate leases	142,451	149,063
Equity investments in former subsidiaries	205,547	207,804
Cash and cash equivalents	22,335	21,961
Restricted cash	19,838	22,257
Rents receivable, net of allowance for doubtful accounts of $4,420 and $4,594, respectively	119,465	113,504
Other assets, net	93,398	68,083
Total assets	$4,823,683	$4,813,330

LIABILITIES AND SHAREHOLDERS’ EQUITY
Revolving credit facility	$80,000	$175,000
Senior unsecured debt, net	1,639,901	1,739,624
Mortgage notes payable, net	437,667	440,407
Accounts payable and accrued expenses	43,494	67,716
Acquired real estate lease obligations	38,428	39,843
Rent collected in advance	15,885	15,208
Security deposits	12,033	11,920
Due to affiliates	6,566	16,418
Total liabilities	2,273,974	2,506,136

Shareholders’ equity:
Preferred shares of beneficial interest, $0.01 par value:
50,000,000 shares authorized;
Series A preferred shares; 9 7/8% cumulative redeemable at par on February 22, 2006; 8,000,000 shares issued and outstanding, aggregate liquidation preference $200,000	193,086	193,086
Series B preferred shares; 8 3/4% cumulative redeemable at par on September 12, 2007; 12,000,000 shares issued and outstanding, aggregate liquidation preference $300,000	289,849	289,849
Common shares of beneficial interest, $0.01 par value:
225,000,000 shares authorized; 199,816,525 and 177,316,525 shares issued and outstanding, respectively	1,998	1,773
Additional paid in capital	2,653,738	2,394,946
Cumulative net income	1,320,025	1,287,790
Cumulative common distributions	(1,766,824)	(1,729,587)
Cumulative preferred distributions	(142,163)	(130,663)
Total shareholders’ equity	2,549,709	2,307,194
Total liabilities and shareholders’ equity	$4,823,683	$4,813,330